EX-2.1 OTHERDOC
      Statement of Control Person

                                                                    Exhibit 2.1
                                                                    ----------

                             Statement of Control Person


The Statement on this Schedule 13G/A dated June 20, 2002 with respect to the common stock no par value per share of Depomed, Inc. is filed by Samuel D. Isaly in accordance with the provisions of Rule 13d-1(c) and Rule 13d-1(k) respectively as a control person (HC) of Orbimed Advisors LLC, Orbimed Advisors Inc., and OrbiMed Capital LLC.

OrbiMed Advisors Inc. and OrbiMed Advisors LLC file this statement on Schedule 13G/A in accordance with the provisions of Rule 13d-1(b) and Rule 13d-1(k) respectively as investment advisors (IA) and OrbiMed Capital LLC files this statement on Schedule 13G/A in accordance with the provisions or Rule 13d-1(c) and 13d-1(k) respectively as a corporation (CO).